EXHIBIT 99.1

Harsco Corporation Names Kathy G. Eddy, CPA to Board of Directors

HARRISBURG, Pa., July 29, 2004 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) announced today that Kathy G. Eddy has been named to the Harsco Board of Directors, effective August 1, 2004.

Ms. Eddy is a Certified Public Accountant and a founding shareholder in McDonough, Eddy, Parsons & Baylous, A.C., a Parkersburg, West Virginia-based accounting and financial services corporation. She is a recent past chairman of the 340,000-member American Institute of Certified Public Accountants (AICPA) and past co-chairman of AICPA's National Steering Committee on Regulation of the Profession. She continues to serve as chairman of AICPA's Special Committee on State Regulation, addressing the state-level implications and reforms of the Sarbanes-Oxley Act. Ms. Eddy is a frequent speaker on professional accounting issues and the impact of Sarbanes-Oxley. Within West Virginia, she has served as president of the West Virginia Society of CPAs and the West Virginia Board of Accountancy. Ms. Eddy also serves on the Board of CPA2Biz, Inc., the AICPA's marketing and technology provider. She is a graduate in accounting of Marshall University, earning her CPA accreditation in 1978. Within the community, Ms. Eddy serves on the Board of the Camden-Clark Memorial Hospital, where she is a past Board chairman and current trustee. She has also chaired the Chamber of Commerce of the Mid-Ohio Valley and continues to serve as treasurer of the Chamber's Business and Education Foundation. She is also a past chairman of the West Virginia Jobs Investment Trust, a public venture capital fund.

Harsco Chairman, President and CEO Derek C. Hathaway said, "Kathy Eddy's leadership in the accounting profession complements the skills of our Harsco Board and increases our bench strength in the oversight of high corporate governance standards." The addition of Ms. Eddy to the Harsco Board brings its current membership to 11, of whom eight are independent directors.

Harsco Corporation is a diversified, worldwide industrial services and engineered products company with annual sales in excess of $2 billion. Harsco's market-leading businesses provide mill services, access services, gas containment and control technologies, and engineered products and services to customers worldwide. The company employs 18,000 people in more than 40 countries of operation. Additional information about Harsco can be found at www.harsco.com.

The Harsco Corporation logo is available at: http://media.primezone.com/prs/single/?pkgid=361

CONTACT:
Media Contact
Kenneth Julian
717.730.3683
kjulian@harsco.com

Investor Contact
Eugene M. Truett
717.975.5677
etruett@harsco.com